Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2009, relating to the 2008 consolidated financial statements (before retrospective adjustments to the financial statements) of Heelys, Inc. and subsidiaries (not presented herein) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to not being engaged to audit the retrospective adjustments) appearing in the Annual Report on Form 10-K of Heelys, Inc. and Subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
September 15, 2010